                                                                     EXHIBIT 2.1


                           ASSET PURCHASE AGREEMENT
                           ------------------------


     This Asset Purchase Agreement (the "Agreement"), is made and entered into this 30th day of September, 1998, effective as of August 1, 1998, by and between PROVESA, INC., a Georgia corporation (the "Purchaser"), MERCANTILE CORPORATION, an Arkansas corporation ("Seller"), and DALE MAY, an individual resident of Arkansas who is the sole shareholder of Seller (the "Shareholder").


                                   RECITALS
                                   --------

     Advance Data, an Arkansas general partnership ("Advance Data"), was engaged in the business of providing certain automated accounting services to banks including, without limitation, the manipulation, processing, storage, printing and mailing of data supplied by banks (collectively, the "Business"). The partners of Advance Data were Seller (52%) and First Bank of Arkansas ("FBA") (48%). Seller has purchased FBA's interest in Advance Data. As a result of this purchase, Advance Data ceased to exist as a partnership and, as the remaining partner of Advance Data, Seller became the sole owner of the assets of Advance Data.

     The Purchaser desires to purchase and Seller desires to sell certain assets of Seller associated with the Business.

     The Shareholder agrees that it is in the best interests of the Seller and the Shareholder to transfer certain of the Seller's assets to the Purchaser.

     NOW, THEREFORE, in consideration of the recitals and of the mutual agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:


                                   ARTICLE 1
                               SALE AND PURCHASE

     Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, accept and acquire, all right, title and interest of Seller in and to all of the assets hereinafter described (the "Assets"), for the purchase price and other consideration as hereinafter set, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

                                   ARTICLE 2
                        ASSETS TO BE PURCHASED AND SOLD

     (a)  Included Assets.  The Assets shall include without limitation the
          ---------------
following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as otherwise expressly set forth in Section 2(b) hereof:

          (i) All of the Seller's processing agreements, sales contracts, accounts and accounts receivable, including, without limitation, those listed on
Schedule 2(a);
-------------

          (ii) Customer lists; technical bulletins; product literature; regulatory records; quality control test methods; all records relating to products and customers since inception; all files relating to contact with customers; all records related to or used in connection with the operation or ownership of the Assets by Seller including, without limitation, copies of records and data maintained on Seller's computer system; all contract rights, other rights or choses in action related to the Assets and arising out of occurrences before or after the date hereof, including without limitation all rights under express or implied warranties relating to the Assets; all other transferable rights of Seller in and to intangible assets used or held for use in the Business, including goodwill and general intangibles; and all information, files, records, data, plans, contracts and recorded knowledge related to the foregoing.

          (iii) All of Seller's equipment and goods used in the Business, including without limitation, the equipment identified on Schedule 2(a) hereto
                                                          -------------
(the "Equipment") and all rights under and proceeds of any insurance policies with respect to the Equipment or any other Assets; and

          (iv) All rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor; all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development; all computer software (including documentation and related object and source codes).

     (b)  Excluded Assets.  Notwithstanding the foregoing, the Assets shall not
          ---------------
include any of the following: the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with corporate organization of Seller; the rights which accrue or will accrue to Seller under this Agreement; the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds; or the assets, properties or rights set forth on Schedule 2(b).
                                          -------------


                                   ARTICLE 3
                        TITLE TO AND TRANSFER OF ASSETS

     The Seller agrees to convey to the Purchaser fee simple, marketable and unencumbered lien free title to all of the Assets by appropriate documents of transfer and sale, including such bills of sale, endorsements and assignments, and other good and sufficient instruments of bargain and sale, in such form as shall be approved and reasonably deemed appropriate by legal counsel for the Purchaser, and which documents shall contain covenants of warranty as to title, and which documents shall, in the opinion of the Purchaser's counsel, be sufficient to vest in Purchaser good and marketable title to the Assets.


                                   ARTICLE 4
                  LIABILITIES TO BE ASSUMED BY THE PURCHASER

     The Purchaser hereby agrees to assume and to be responsible for only the specific obligations and liabilities of the Seller (the "Liabilities") listed on
Schedule 4 hereto.  Purchaser does not and shall not assume or be subject to any
----------
other debts or liabilities of the Seller or the Shareholders. Without limiting the generality of the foregoing, in no event shall Purchaser assume or incur any liability or obligation in respect of any of the following:

     (a) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the closing of the transactions contemplated by this Agreement (the "Closing"), including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income;

     (b)  except as provided on Schedule 4, any federal, state or local income,
                                ----------
payroll or other tax, charge or assessment (i) payable with respect to the Business, Assets, other assets, properties or operations of Seller or any member of any affiliated group of which Seller is a member for any period prior to the date hereof, or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller or any member of any affiliated group of which Seller is a member of this Agreement and the transactions contemplated hereby;

     (c) any liability or obligation under or in connection with the assets or properties of Seller excluded from the Assets under Section 2(b);

     (d) any liability or obligation arising prior to Closing or as a result of the transactions contemplated by this Agreement to any employees, agents or independent contractors of Seller, whether or not employed by Purchaser after the date hereof, or under any benefit arrangement with respect thereto;

     (e) any liability or obligation arising out of any breach by Seller or Shareholder of any provision of any agreement, contract, commitment or lease referred to in this Agreement, including but not limited to liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the date hereof, but excluding however any liability arising out of the assignment to Purchaser of such agreements, contracts, commitments or leases in violation of the terms thereof; or

     (f) any liability or obligation of Seller or Shareholder arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts.


                                   ARTICLE 5
                          PURCHASE PRICE AND PAYMENT


     The total purchase price for all of the Assets shall consist of $1,100,000 in cash (the "Purchase Price"). The parties agree that the Purchase Price represents the fair market value of the Assets. The purchase price shall be allocated among the Assets acquired hereunder as described on Schedule 5 hereof.
                                                              ----------
Seller and Purchaser each hereby covenant and agree that it will not take a position on any income, property or other tax return, before any governmental agency charged with the collection of any income, property or other tax, or in any judicial proceeding that is in any way inconsistent with the terms of this
Article 5.


                                   ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER


     The Seller and, where indicated, the Shareholder hereby represent and warrant to Purchaser that, except as set forth on the disclosure schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

     (a)  Corporate Existence.  Seller is a corporation duly organized, validly
          -------------------
existing and in good standing under the laws of Arkansas. Seller is not required to qualify to do business as a foreign corporation in any jurisdiction.

     (b)  Corporate Power; Authorization; Enforceable Obligations.  The Seller
          -------------------------------------------------------
and the Shareholder have the power (in the case of Seller, the corporate power), authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller or the Shareholders in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller or the Shareholder by a duly authorized officer of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller and the Shareholder, as applicable, enforceable against the Seller and the Shareholder in accordance with their respective terms.

     (c)  No Interest in Other Entities.  No shares of any corporation or any
          -----------------------------
ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Assets. Except as described in the disclosure schedule in response to this Section, the Seller's interest in the Assets is held directly by the Seller and not through any association, partnership, joint venture or other legal entity. Seller represents and warrants that it is the sole owner of all assets and personal property of Advance Data. Seller and Shareholder represent and warrant that Seller did not fail to disclose to FBA any information regarding a potential sale of any assets of Advance Data which Seller and Shareholder reasonably believed was required to be disclosed prior to acquiring FBA's interest in Advance Data.

     (d)  Validity of Contemplated Transactions, Etc.  The execution, delivery
          -------------------------------------------
and performance of this Agreement by the Seller and the Shareholder does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (1) any existing law, ordinance, or governmental rule or regulation to which the Seller or the Shareholder is subject, (2) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Seller or the Shareholder, (3) the charter documents of the Seller or any securities issued by the Seller, or (4) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which the Seller or the Shareholder is a party, by which the Seller or the Shareholder may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Seller thereunder. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority (other than notice to appropriate banking regulatory authorities) is required in connection with the execution, delivery or performance of this Agreement by the Seller or the Shareholder.

     (e)  No Third Party Options.  There are no existing agreements, options,
          ----------------------
commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice and listed on Schedule 6(e).
                                            -------------

     (f)  Capitalization.  The authorized and issued capital stock of the Seller
          --------------
is, and the owners of such capital stock are, as set forth in Schedule 6(f).
                                                              -------------
The Seller has not issued any other shares of its capital stock and there are no outstanding rights to purchase or acquire any of such shares, nor any outstanding securities convertible into such shares. There are no agreements to which the Seller is a party or has knowledge regarding the issuance, registration, voting or transfer of its outstanding shares.

     (g)  Financial Statements.  Seller has delivered to Purchaser true and
          --------------------
complete copies of the unaudited financial statements of Seller as of and for the periods ended December 31, 1997 and July 31, 1998, copies of which are attached hereto in Schedule 6(g). Such financial statements, including the
                   -------------
related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated and such statements of income, cash flow and changes in shareholders equity fairly present the results of operations, cash flow and changes in shareholders equity of Seller for the periods indicated.

     (h)  Absence of Certain Developments.  Except as disclosed in Schedule
          -------------------------------                          --------
6(h), since July 31, 1998, (a) there has been no material adverse change in the
----
financial condition of the Seller, (b) the Seller has not incurred any material liabilities or material contingent liabilities,

(c) the Seller has not declared any dividends or purchased any of its capital stock, and (d) the Seller has not entered into any material transactions outside the ordinary course of business other than transactions disclosed in writing to the Purchaser prior to the Closing.

     (i)  Tax Matters.  Except as provided on Schedule 6(i), all required tax
          -----------                         -------------
returns of the Seller have been accurately prepared in all material respects and timely filed, and all taxes required to be paid with respect to the periods or transactions covered by such returns have been timely paid. Except as provided on Schedule 6(i), the Seller (1) is not delinquent in the payment of any tax,
   -------------
assessment or governmental charge where such delinquency would have a material adverse effect on the Seller, the Business or the Assets, (2) has not had any tax deficiency proposed in writing or assessed against it, and (3) has not executed any waiver still in effect of any statute of limitations on the assessment or collection of any tax. None of the federal or state income tax returns or state franchise tax returns of the Seller has ever been audited by governmental authorities. To the best knowledge of Seller and the Shareholder, the amounts accrued on the Seller's balance sheet are sufficient with respect to all unpaid taxes due for the period ending on such date.

     (j)  Books of Account.  The books, records and accounts of Seller
          ----------------
maintained with respect to the Business accurately and fairly reflect, in reasonable detail and in all material respects, the transactions and the assets and liabilities of Seller with respect to the Business. Seller has not engaged in any transaction with respect to the Business, maintained any bank account for the business or used any of the funds of Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.

     (k)  Absence of Undisclosed Liabilities.  Seller has no liabilities or
          ----------------------------------
obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

          (1) those liabilities or obligations set forth on the July 31, 1998 balance sheet and not heretofore paid or discharged;

          (2) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in this Agreement or not required to be disclosed because the term or amount involved is not material to the Business or Assets; and

          (3) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since July 31, 1998 which are not material in amount.

     For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     (l)  Title to Properties.  Seller has good, valid and marketable title to
          -------------------
all of its properties and assets, including without limitation all Assets, properties and other assets reflected in the July 31, 1998 balance sheet, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current personal property taxes not yet due and payable, and (ii) liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

     (m)  Condition of Purchased Equipment.  All items of Equipment which are
          --------------------------------
included in the Assets are as of the date hereof, and will be at the time of Closing, in good operating condition and repair, subject to normal wear and maintenance, are and will be at the time of Closing usable in the regular and ordinary course of the Business and conform to all applicable laws, ordinances, codes, rules and regulations or Authorizations (as defined herein) relating to their construction, use and operation. Subject to the foregoing, Seller shall convey the Equipment "as is" at the time of Closing with no further representation or warranty.

     (n)  Compliance with Law; Authorizations.  Seller has complied with each,
          -----------------------------------
and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which Seller's Business, the Assets, operations, other assets or properties is subject ("Regulations"), except to the extent a failure to comply would not have a material adverse effect on the Seller, the Business or the Assets. Seller owns, holds, possesses or lawfully uses in the operation of its business all material franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Material Authorizations") which are in any manner necessary for it to conduct its business as now or previously conducted or for the ownership and use of the Assets, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Material Authorization.

     (o)  Transactions with Affiliates. Other than with respect to Dale May (as
          ----------------------------
set forth on Schedule 6(o)), no shareholder, director, officer or employee of
             -------------
Seller, or any member of its, his or her immediate family or any other of its, his or her affiliates, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, any material contract, agreement or understanding, business arrangement or relationship with Seller.

     (p)  Litigation.  Except as disclosed to the Purchaser in writing, no
          ----------
litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller and Shareholder after due inquiry, threatened against Seller or which relates to the assets of Seller or the transactions contemplated by this Agreement, nor does Seller or Shareholder know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect Seller, its assets or the transactions contemplated hereby. Neither Seller nor Shareholder is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller, its assets or the transactions contemplated hereby.

     (q)  Insurance.  The assets, properties and operations of Seller are
          ---------
insured under various policies of general liability and other forms of insurance, which policies are in amounts which are adequate in relation to the business and assets of Seller and all premiums to date have been paid in full. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three fiscal years.

     (r)  Contracts and Commitments.  Except as set forth on Schedule 6(r),
          -------------------------                          -------------
Seller is not a party to any written or oral:

          (1) agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Business;

          (2) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party involving in any one case $10,000.00 or more;

          (3) agreement, contract or commitment to perform services or to sell or supply products in connection with the Business involving in any one case $10,000.00 or more (other than the processing agreements listed on Schedule
                                                                   --------
2(a));
-----

          (4) agreement, contract or commitment limiting or restraining Seller, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller's knowledge, is any employee of Seller engaged in the conduct of the Business subject to any such agreement, contract or commitment;

          (5) license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by Seller in the conduct of the Business; or

          (6) material agreement, contract or commitment relating to the Business not made in the ordinary course of business.

     (s)  Intellectual Property Matters.  The Seller in the conduct of the
          -----------------------------
Business did not and does not utilize any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how except for those listed on
Schedule 6(s) (the "Intellectual Property"), all of which are owned by the
-------------
Seller free and clear of any liens, claims, charges or encumbrances. To the best knowledge of Seller and Shareholder, the Seller does not infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another. The Seller is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, tradename, service mark, copyright or trade secret. No present or former employee of the Seller and no other person owns or has any proprietary, financial or other interest or right, direct or indirect, in whole or in part, in any Intellectual Property or in any application therefor which the Seller owns, possesses or uses in its operations as now or heretofore conducted. There are no confidentiality or nondisclosure agreements to which the Seller or any of Seller's employees engaged in the Business is a party which relates to the Assets.

     (t)  Environmental Matters.  Seller has obtained all permits, licenses and
          ---------------------
other Authorizations which are required in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

          To the best knowledge of Seller and Shareholder, Seller is in full compliance in the conduct of the Business with all the terms and conditions of the required permits, licenses and Authorizations referred to in this subsection, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          Seller is not aware of, nor has Seller nor any of its subsidiaries received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

          There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against Seller in connection with the conduct of the Business relating in any way to the laws referred to in this Section or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under such laws.

          Seller agrees to cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the Assets.

     (u)  Availability of Documents.  Seller has made available to Purchaser
          -------------------------
copies of all documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings authorizations, permits, licenses, patents, trademarks, tradenames, service marks, copyrights and applications therefor listed in the disclosure schedules hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

     (v)  Restrictions.  Seller is not a party to any indenture, agreement,
          ------------
contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or, so far as Seller can now reasonably foresee, may in the future materially adversely affect or materially restrict, Purchaser's use of the Assets after consummation of the transactions contemplated hereby.

     (w) Shareholder and Seller represent and warrant in good faith that it generally has good relationships with Advance Data customers and that it has no reason to believe that any of those customers (other than the Bank of Trumann) would not be agreeable to consider converting their system to Purchaser's system and entering into item or data processing contracts with Purchaser. Subsequent to the Closing, Seller will provide reasonable support and assistance in attempting to convince the Advance Data customers to enter into processing agreements with the Purchaser.

     (x)  Diligence Response.  Shareholder and Seller have accurately and
          ------------------
completely responded in all material respects to all requests and inquiries made by or on behalf of Seller. All documents that Seller is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

     (y)  Completeness of Disclosure.  No statement (written or oral),
          --------------------------
representation or warranty by Seller or Shareholder in this Agreement or otherwise furnished to Purchaser, nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contained, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.


                                   ARTICLE 7
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Seller as follows:

     (a)  Corporate Existence.  Purchaser is a corporation duly organized,
          -------------------
validly existing and in good standing under the laws of the State of Georgia.


     (b)  Corporate Power and Authorization.  Purchaser has the corporate power,
          ---------------------------------
authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

     (c) Validity of Contemplated Transactions, Etc.  The execution, delivery
         -------------------------------------------
and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the charter documents or By-Laws of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound which is material to Purchaser's business or ability to satisfy its obligations under this Agreement. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

     (d) All information and documentation supplied by Seller or Shareholder to Purchaser pursuant to this Agreement (to the extent such information has not been previously disclosed by Seller or Shareholder to a third party not under a confidentiality obligation, or to the extent such information is not otherwise available to Purchaser) shall be deemed confidential and in the event this Agreement is terminated for any reason, Purchaser shall return all such documentation to Seller and not disclose any such information to any third parties (except its lenders and advisors) unless required by law to do so.


                                   ARTICLE 8

                         CLOSING DATE, PLACE AND TIME

     (a) The Closing of the sale and purchase of the Assets and the other transactions contemplated by this Agreement shall take place no later than September 30, 1998 in Jonesboro, Arkansas, at the offices of the Seller or such other date or location as may be mutually agreed upon in writing by Purchaser and Seller. The date of the Closing is sometimes herein referred to as the "Closing Date."

     (b)  Items to be Delivered at Closing.

          (1) Seller's Deliveries.  At the Closing and subject to the terms and
              -------------------
conditions herein contained, Seller shall deliver to Purchaser such bills of sale, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets owned by Seller, the Assets leased by Seller as lessee, and all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date, including the following:

               (A) A blanket transfer, assignment and bill of sale with respect to the intangible personal property of Seller included in the Assets;

               (B) Copies of all consents, payoff letters and waivers obtained; and

               (C) A bill of sale with respect to the purchased Equipment which shall be in form and substance satisfactory to Purchaser and its counsel.

          (2) Simultaneously with such deliveries, Seller shall also deliver original counterparts of all of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of diskettes, computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Assets, and all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets.

     (c)  Third Party Consents.  To the extent that Seller's rights under any
          --------------------
agreement, contract, commitment, lease, authorization or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

     (d)  Further Assurances.  Seller and Shareholder from time to time after
          ------------------
the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser any reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                                   ARTICLE 9

                           BULK SALES/TRANSFER LAWS

     To the best knowledge of Seller and the Shareholder, no bulk sales law or any other similar laws will apply in respect of the transactions contemplated by this Agreement. Seller shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws which are found to have applied in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof.


                                  ARTICLE 10

                           SURVIVAL OF UNDERTAKINGS

     All of the warranties, representations and undertakings of the parties hereto as set forth under the terms of this Agreement shall survive the Closing for a period of two (2) years, except those representations, warranties and covenants related to tax matters which shall survive for the longer of two (2) years or the lapse of all applicable statutes of limitations.


                                  ARTICLE 11

                    INDEMNIFICATIONS OF PURCHASER BY SELLER

     From and after the Closing, Seller and Shareholder, jointly and severally, will reimburse, indemnify and hold harmless Purchaser and its successors and assigns (an "Indemnified Purchaser Party") against and in respect of:

          (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of any misrepresentation in or breach of any of the representations, warranties or covenants made by Seller or Shareholder in this Agreement;

          (b) any and all liabilities and obligations of Seller of any nature whatsoever, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to this Agreement;

          (c) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Purchaser Party that relate to Seller or the Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Purchaser specifically assumes pursuant to this Agreement; or

          (d) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller or any Shareholder under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser by Seller or Shareholder pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

          (e) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Article 11.


                                  ARTICLE 12

                    INDEMNIFICATIONS OF SELLER BY PURCHASER

     From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Seller and its successors or assigns (an "Indemnified Seller Party") against and in respect of:

          (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

               (i) any and all liabilities and obligations of Seller which have been specifically assumed by Purchaser to this Agreement;

               (ii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller by Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and


          (b) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Article 12.


                                  ARTICLE 13

                             POST CLOSING MATTERS

     (a)  Employee Benefits.  Seller shall pay directly to each employee of the
          -----------------
Business that portion of all benefits which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and Purchaser shall assume no liability therefor. No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements (other than as specified in the following subsections) shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the

Closing Date. All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by Seller therefor shall be paid by Seller within 30 days after the Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan.

     (b)  Discharge of Business Obligations.  From and after the Closing Date,
          ---------------------------------
Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Business.

     (c)  Maintenance of Books and Records.  Each of Seller and Purchaser shall
          --------------------------------
preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party, and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

     (d)  UCC Matters.  From and after the Closing Date, Seller will promptly
          -----------
refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements.

     (e)  Non-Solicitation of Customers.  For a period of two (2) years after
          -----------------------------
the date of this Agreement, Seller and the Shareholder shall not directly or indirectly, through one or more intermediaries or otherwise, solicit or attempt to solicit Customers, to induce or encourage them to acquire or obtain from anyone other than the Purchaser, service competitive with or substitute for any Company Service. For purposes of this Section, a "Customer" refers to any person or group of persons with whom Seller or the Shareholder has direct material contact with regard to selling, delivery or support of Company Services, including servicing such person's or group's account, during the period of one (1) year preceding the date hereof; and "Company Services" refers to the services that Seller, the Shareholder or the Purchaser offered or sold within six (6) months prior to the date hereof.

     (f)  Non-Solicitation of Employees.  For a period of two (2) years after
          -----------------------------
the date of this Agreement, Seller and the Shareholder shall not, directly or indirectly, through one or more intermediaries or otherwise, employ, induce, solicit for employment, or assist others in employing, inducing or soliciting for employment any individual who is at any time during such period an employee of the Purchaser for the purpose of providing services that are the same or similar to the types of services offered or engaged in by Seller, the Shareholder or the Purchaser as of the date hereof.

     (g)  Continued Existence.  Seller covenants that it will continue to exist
          -------------------
and shall keep and maintain its present corporate status in good standing for a minimum of thirteen (13) months following the date of Closing.


                                  ARTICLE 14

                        RELEASE AND COVENANT NOT TO SUE

     (a)  Release.  The Seller and the Shareholder hereby acknowledge and agree
          -------
that the transactions contemplated by this Agreement are in the best interest of the Seller and the Shareholder. As part of the agreements set forth herein and in consideration of Purchaser's agreements hereunder, to the fullest extent permitted by law, the Seller and the Shareholder hereby fully and forever release, remise, acquit and discharge the Purchaser and its past, present and future subsidiaries, officers, directors, employees, shareholders, attorneys, agents, successors, assigns, representatives and other affiliates (collectively, the "Company Releasees") of and from all claims (as defined by Section 101 of the United States Bankruptcy Code, as amended), debts, demands, actions, causes of action, suits, accounts, damages and liabilities of every name and nature, both at law and in equity, whether known or unknown, that the Shareholder or Seller now has, ever had or may, at any time, claim to have had against any of the Company Releasees (collectively, the "Claims"). Nothing in this Article 14 shall eliminate or otherwise affect any rights granted to Seller in Article 12 of this Agreement.

     (b)  Covenant Not to Sue.  Seller and the Shareholder covenant not to sue
          -------------------
or otherwise institute, cause to be instituted or in any way participate in, any legal or administrative proceeding against any of the Company Releasees with respect to any Claims. Seller and the Shareholder represent and warrant to the Company Releasees that they have not voluntarily or involuntarily assigned or suffered any transfer of any of the Claims to any other person or entity, and they agree to indemnify and hold harmless the Company Releasees from and against any loss, damage, liability, cost and expense (including, but not limited to, attorneys' fees incurred in connection therewith or in connection with enforcing this indemnity) asserted against, imposed on or incurred by any Company Releasee by reason of any such Claims which were effectively or purportedly assigned or transferred by Seller or the Shareholder.

                                  ARTICLE 15

                                 MISCELLANEOUS

     (a) Employee Bonuses.  Notwithstanding any provisions of this Agreement to
         ----------------
the contrary, prior to Closing, Seller may, at its discretion, pay to its employees bonus compensation in consideration of services provided by such employees to Seller and Advance Data prior to August 1, 1998, which bonus compensation shall not exceed a total of $125,000 in the aggregate for all employees. At or before Closing, Seller shall provide to Purchaser a schedule of the employees receiving such compensation and the amounts received.

     (b)  Brokers' and Finders' Fees.  Seller represents and warrants to
          --------------------------
Purchaser that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with any such person. Purchaser represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this agreement or the consummation of the transactions contemplated hereby, and Purchaser agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings, arrangements or agreements with or any such person.

     (c)  Sales, Transfer and Documentary Taxes, etc.  Seller shall pay all
          -------------------------------------------
federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on Seller or Purchaser and Seller shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

     (d)  Expenses.  Except as otherwise provided in this Agreement, each party
          --------
hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

     (e)  Contents of Agreement; Parties in Interest; etc.  This Agreement sets
          ------------------------------------------------
forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

     (f)  Waiver.  Any term or provision of this Agreement may be waived at any
          ------
time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     (g)  Notices.  Any notice, request, demand, waiver, consent, approval or
          -------
other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered or certified mail, postage prepaid, as follows:

          If to Purchaser, to:

               The InterCept Group, Inc.
               3150 Holcomb Bridge Road, Suite 200
               Norcross, Georgia  30071

               Attention:  Mr. John W. Collins

          With a copy to:

               Nelson Mullins Riley & Scarborough, L.L.P.
               First Union Plaza, Suite 1400
               999 Peachtree Street, N.E.
               Atlanta, Georgia 30309

               Attention:  Susan L. Spencer, Esq.

          If to Seller or Shareholder, to:

               Mercantile Corporation
               1605 Leaf Cove
               Jonesboro, Arkansas  72401

               Attention:  Mr. Dale May

          With a copy to:

               Ralph W. Waddell, Esq.
               Barrett & Deacon, P.A.
               Union Planters Bank Building
               300 South Church Street
               Jonesboro, Arkansas  72403

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

     (g)  Georgia Law to Govern.  This Agreement shall be governed by and
          ---------------------
interpreted and enforced in accordance with the laws of the State of Georgia.

     (h) No Benefit to Others.  The representations, warranties, covenants and
         --------------------
agreements contained in this Agreement are for the sole benefit of the parties hereto and the Indemnified Purchaser Party, and its heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     (i) Headings, Gender and "Person".  All section headings contained in this
         -----------------------------
Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

     (j) Schedules and Exhibits.  All Exhibits and Schedules referred to herein
         ----------------------
are intended to be and hereby are specifically made a part of this Agreement.

     (k) Severability.  The invalidity or unenforceability of any provision of
         ------------
this Agreement in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (l) Counterparts.  This Agreement may be executed in any number of
         ------------
counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     (m) Guarantees.  Shareholder hereby unconditionally guarantees to Purchaser
         ----------
and its affiliates the full and timely performance of all of the obligations and agreements of Seller. The foregoing guarantee shall include the guarantee of the payment of all damages, costs and expenses which might become recoverable as a result of the nonperformance of any of the obligations or agreements so guaranteed or as a result of the nonperformance of this guarantee. Shareholder further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor, and Shareholder hereby waives all special suretyship defenses and notice requirements.

     (n) Effective Date.  Notwithstanding the actual date of execution of this
         --------------
Agreement, this Agreement shall be considered effective as of August 1, 1998.


                     [Signatures follow on the next page]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.



                                                  "Purchaser"

                                                  PROVESA, INC.


                                                  /s/ Donny R. Jackson
                                                  -----------------------------
                                                  By:    Donny R. Jackson
                                                  Title:   President


                                                  "Seller"
                                                  MERCANTILE CORPORATION


                                                  /s/ Dale May
                                                  -----------------------------
                                                  By:  Dale May
                                                  Title:


                                                  "Shareholder"
                                                  DALE MAY


                                                  /s/ Dale May
                                                  -----------------------------